TREY INDUSTRIES, INC.

                                  750 Route 34

                                Matawan, NJ 07747

                                  732.441.7700

                                  732.441.9895

                                                                   July 24, 2003

RE: Trey Industries, Inc. Withdrawal of Registration Statement on Form 10-SB (file number 000-50302)

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Washington, D.C. 20549
Attn.: Barbara Jacobs, Esq; Assistant Director
Mail Stop 0406

To the United States Securities and Exchange Commission:

            Trey Industries, Inc. hereby requests withdrawal of the above mentioned registration statement effective immediately. Trey Industries, Inc. is requesting withdrawal of its registration statement pursuant to the Securities Exchange Act of 1934.

                                                         Very truly yours,


                                                         /s/Jerry Mahoney
                                                         ----------------

                                                         Jerry Mahoney
                                                         Chief Executive Officer
                                                         Trey Industries, Inc.

NWK3: 758003.01